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                                  NEWS RELEASE
                                 April 15, 2002

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                             KANKAKEE BANCORP, INC.
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           310 South Schuyler Avenue
           P.O. Box 3                             (815) 937-4440
           Kankakee, IL 60901-0003                Fax (815) 937-3674

For more information contact:

     William Cheffer, Chairman
     Larry D. Huffman, President and CEO
     Michael A. Stanfa, Executive Vice President           For Immediate Release
     Ronald J. Walters, Vice President and Treasurer

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       KANKAKEE BANCORP ANNOUNCES ITS BEST FIRST QUARTER EARNINGS EVER AND
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                    A 25% INCREASE IN ITS QUARTERLY DIVIDEND
                    ----------------------------------------

     Kankakee, Illinois . . . (April 15, 2002) Kankakee Bancorp, Inc. (AMEX:KNK), today released the financial results for the quarter ended March 31, 2002. The Company reported net income of $893,000 for the quarter compared to $631,000 for the comparable 2001 quarter. Net income for the first quarter was $262,000, or 41.6%, greater than net income for the first quarter of 2001. Basic earnings per share were $.73 for the quarter ended March 31, 2002 compared to $.51 for the 2001 period. Diluted earnings per share were $.72 for the quarter ended March 31, 2002 compared to $.50 for the comparable 2001 period, an increase of 44.0%.

     During the quarter the Company incurred additional costs, necessitated by a proxy contest, which totaled approximately $190,000. After the effect of income taxes, net income was reduced by approximately $125,000 and diluted earnings per share were reduced by approximately $.10 per share, as a direct result of the proxy contest. The annualized return on stockholders' equity was 8.7% for the quarter ended March 31, 2002 compared to 6.6% for the comparable 2001 period, a 31.8% increase. Absent the costs related to the proxy contest, the annualized return on stockholders' equity for the quarter ended March 31, 2002 would have been 9.9%, or a 50.0% increase over the prior year.

     According to William Cheffer, Chairman of Kankakee Bancorp, Inc., "We are pleased that the programs begun two years ago to increase profitability and long-term stockholder value have not only continued to generate, but have accelerated, positive results. This is reflected in the strong net income and earnings per share numbers recorded for the first quarter. The results would have been even better had we not been faced with a costly proxy contest. We are confident that the plans we have had in place, and new initiatives undertaken during the first quarter, will continue to result in increased profitability and long-term stockholder value."

                                New Initiatives

       During 2001, the Company began reviewing the potential benefits of Bank Owned Life Insurance, (commonly referred to as "BOLI"), which is variable rate, single premium whole life insurance on the lives of key employees of the Company. The Company is the beneficiary of the policies, and the policies build cash value. Neither the increase in cash value, which is included in other income, nor the death benefits are taxable to the Company. This provides a significant enhancement to earnings, which will be used to offset increases in the cost of employee benefits such as health insurance. The Company's wholly-owned subsidiary, Kankakee Federal Savings Bank, completed the BOLI purchase, totaling $8.0 million, in the last half of March 2002, and therefore, the effects of this transaction on first quarter results were minimal.

       In late March, Kankakee Federal Savings Bank reimplemented a capital utilization strategy, which involved the purchase of $30.0 million of adjustable-rate, mortgage-backed securities, using borrowed funds. The securities are the collateral for the borrowed funds, and there is a positive spread in the transaction which enhances net interest income, net income and earnings per share. The Company has evaluated the program, and it is comfortable with potential earnings volatility that may result from interest rate fluctuation. The effects of this transaction on the results for the first quarter were also minimal.

     The Company engaged an independent third party to evaluate its existing branch network and other service delivery systems, focusing on locations, market areas, physical layouts, accessibility and market potentials. This evaluation also included a review of other potential market areas suggested by both management and the third party. During March of this year the preliminary

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


reports were received and are in the process of review. While no decisions have yet been made as the result of these evaluations, they will likely precipitate some changes in the organization, with a view toward increased earnings and an enhancement of long-term stockholder value.


       During the quarter, the Company committed to the issuance of $10.0 million in trust preferred securities as part of a large pool of such securities. These securities, carry a variable rate of interest, and are includable, within specified limits, in regulatory capital. The proceeds from the issuance of these securities, which were received in the second week of April 2002, could be used to repurchase stock, fund an accretive acquisition or purchase securities as part of a leveraging strategy. Interest payments on these securities are deductible for income tax purposes.

       According to Larry D. Huffman, President and CEO of Kankakee Bancorp, Inc., "We are obviously pleased with our first quarter results representing one of the strongest quarters in the history of Kankakee Bancorp. The new initiatives, coupled with our successful existing plan, gives us great optimism for additional earnings growth in the future."

                                Quarterly Results

       During the first quarter of 2002, net interest income before provision for losses on loans was $3.8 million, or $501,000 (15.0%) more than for the same period in 2001. The annualized return on assets for the first quarter of 2002 was .72% compared to .56% for the first quarter of 2001, an increase of 28.6%.

       Other income increased by $361,000, or 60.6%, from $598,000 for the first quarter of 2001 to $959,000 for the first quarter of 2002. This was due to increases of $117,000 in fee income, $238,000 in gain on the sale of loans held for sale and $22,000 in other income. These increases were partially offset by a decrease of $16,000 in insurance commissions. The increase in gain on the sale of loans held for sale was the result of the sale of most originated fixed-rate mortgage loans, which was resumed during the second quarter of 2001. The decrease in insurance commissions resulted from a corresponding decrease in sales of annuity products during the first quarter of 2002 compared to the first quarter of 2001. The 24.8% ncrease in fee income was

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

primarily the result of an increase in checking accounts subject to fees.

     General and administrative expenses increased by $401,000, or 13.4%, from $3.0 million for the first quarter of 2001 to $3.4 million for the first quarter of 2002. There were increases in compensation and benefits of $248,000 (15.9%), other expenses of $205,000 (38.2%), data processing costs of $14,000 (14.2%), and telephone and postage costs of $34,000 (33.4%). These increases were partially offset by decreases of $6,000 (2.1%) in occupancy costs, $35,000 (19.1%) in furniture and equipment expense, $11,000 (64.1%) in provision for losses on foreclosed assets, $48,000 (50.9%) in amortization of intangible assets and several other small decreases. The major reason for the increase in other expenses, and a significant reason for the overall increase in general and administrative expenses, was additional costs incurred in preparation for the annual meeting.

     The provision for losses on loans totaled $148,000 during the first quarter of 2002 compared to $15,000 during the first quarter of 2001. The increase in the provision for losses on loans during the first quarter of 2002 compared to the first quarter of 2001 was the result of several factors, including the increase in the total loan portfolio and an increase in non-performing assets. Non-performing assets increased by approximately $3.5 million. The increase was primarily due to previously classified loans to three of the Company's long-term borrowers that became non-performing during the first quarter of 2002. Many financial institutions, such as the Company, have experienced an increase in non-performing assets during this difficult economic period, as even well-established business borrowers have developed cash flow and other business related problems. It is management's belief that the allowance for losses on loans at March 31, 2002, remains adequate, even in light of the first quarter movement of these loans from classified to non-performing. However, there can be no assurance that the allowance for losses on loans will be adequate to cover all losses.

       The Company's total assets were $531.6 million at March 31, 2002, an increase of $41.3 million, or 8.4%, during the first quarter from total assets of $490.3 million at December 31, 2001. Increases of $1.6 million in investment securities available for-sale, $29.3 million in mortgage-

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backed securities available-for-sale, $2.1 million in net loans and $8.7 million in other assets were partially offset by decreases of $366,000 in cash and cash equivalents and $441,000 in loans held for sale.

     Stockholders' equity totaled $41.3 million at March 31, 2002, reflecting a slight increase of $125,000 compared to December 31, 2001. The increase was the result of net income, which was substantially offset by the Company's common stock repurchases, dividend payment, and a decrease in unrealized gains on securities available-for-sale during the first quarter. Equity per share of common stock decreased by $0.10, or less than one percent, to $33.76 at March 31, 2002 from $33.86 at December 31, 2001. At March 31, 2002, the capital ratios of Kankakee Federal Savings Bank, the Company's wholly-owned subsidiary, continued to be in excess of regulatory requirements.

                   Stock Repurchase Programs and Stock Options

       During the quarter ended March 31, 2002, the Company repurchased 18,036 shares of common stock at a total cost of $687,000 under its current stock repurchase program. Through March 31, 2002, a total of $15.0 million had been used to repurchase 687,543 shares of common stock under repurchase programs. Subsequent to March 31, 2002 and through April 15, 2002, 1,546 additional shares of common stock were repurchased at a total cost of $59,000.

       Options on 25,435 shares of common stock were exercised during the first quarter of 2002. As of March 31, 2002, a total of 526,243 shares of common stock were held as treasury stock. Between April 1, 2002 and April 15, 2002, options on 7,700 shares of common stock were exercised. Through April 15, 2002, the Company had received no notification from the one remaining option holder of the intention to exercise options.

 Kankakee Bancorp, Inc. Announces a 25% Increase in Its Second Quarter Dividend

       Kankakee Bancorp, Inc., also announced today that on April 9, 2002, the Board of Directors declared a cash dividend of fifteen cents a share for the second quarter of 2002. The Company's strong earnings performance provided the Board with the opportunity to increase the dividend by

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25% over the first quarter dividend of twelve cents per share. The dividend will be paid on May 31, 2002 to stockholders of record on May 15, 2002. The Company has paid a dividend every quarter since the dividend program was instituted during the first quarter of 1995.

     Kankakee Bancorp, Inc., and Kankakee Federal Savings Bank, are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the Bank operates fourteen offices in the following Illinois communities: Ashkum, Bourbonnais, Bradley, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Hoopeston, Manteno, Momence and Urbana.


                                      # # #
                              Financial Highlights
                   Condensed Consolidated Statements of Income

                                    Attached

This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

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


                      KANKAKEE BANCORP, INC. AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in Thousands, Except Per Share Data)


                                                                                (Unaudited)
                                                                         Three Months Ended March 31,
                                                                              2002        2001
                                                                             -------     -------
Total interest income                                                        $ 7,780     $ 8,195
Total interest expense                                                         3,933       4,850
                                                                             -------     -------
Net interest income                                                            3,847       3,345
       Provision for losses on loans                                             148          15
                                                                             -------     -------

Net interest income after
       provision for losses on loans                                           3,699       3,330
Other income:
       Net gain on sales of assets                                               248          10
       Fee income                                                                590         473
       Other                                                                     121         115
                                                                             -------     -------

Total other income                                                               959         598
Other expenses:
       General and administrative                                              3,380       2,980
                                                                             -------     -------

Income before income taxes                                                     1,278         948
Income tax expense                                                               385         317
                                                                             -------     -------
Net income                                                                   $   893     $   631
                                                                             =======     =======
Net income                                                                   $   893     $   631
Other comprehensive income:
       Unrealized gains (losses) on available-for-sale
       securities, net of related income taxes                                  (366)        474
                                                                             -------     -------
Comprehensive income                                                         $   527     $ 1,105
                                                                             =======     =======
Basic earnings per share                                                     $  0.73     $  0.51
                                                                             =======     =======
Diluted earnings per share                                                   $  0.72     $  0.50
                                                                             =======     =======

Selected operating ratios (annualized):
       Net interest margin (ratio of net interest
        income to average interest-earning assets)                              3.32%       3.16%
       Return on assets (ratio of net income to
        average total assets)                                                   0.72%       0.56%
       Return on equity (ratio of net income
        to average equity)                                                      8.72%       6.55%


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

                      KANKAKEE BANCORP, INC. AND SUBSIDIARY
                              FINANCIAL HIGHLIGHTS
                  (Dollars in Thousands, Except Per Share Data)


                                                                                           (Unaudited)
                                                                                   March 31,         December 31,
                                                                                    2002                 2001
                                                                                  ----------         ------------
Selected Financial Condition Data:
     Total assets                                                                 $  531,554         $  490,280
     Net loans, including loans held for sale                                        396,292            394,618
     Allowance for losses on loans                                                     2,728              2,582
     Mortgage-backed securities                                                           32                 37
     Mortgage-backed securities - available-for-sale                                  40,899             11,636
     Investment securities, including certificates of deposit                          1,516              1,515
     Investment securities-available-for-sale                                         36,319             34,755
     Deposits                                                                        422,486            415,467
     Total borrowings                                                                 62,600             30,000
     Unrealized gains on securities available-
         for-sale, net of related income taxes                                           239                605
     Stockholders' equity                                                             41,316             41,191

     Shares outstanding                                                            1,223,757          1,216,358

Stockholders' equity per share                                                        $33.76             $33.86

Selected asset quality ratios:
     Non-performing assets to total assets                                              1.07%              0.45%
     Allowance for losses on loans to non-performing loans                             59.69%            230.33%
     Classified assets to total assets                                                  1.91%              1.80%
     Allowance for losses on loans to classified assets                                26.91%             29.32%

Non-performing asset analysis:
     Non-accrual loans                                                                $3,410               $730
     Loans past due 90 days and accruing                                               1,160                391
     Real estate owned and repossessed assets                                            521                469
     Restructured troubled debt                                                          602                611
                                                                                  ----------         ----------
Total                                                                             $    5,693         $    2,201
                                                                                  ==========         ==========
Net loan charge-offs for quarter                                                         ($3)
                                                                                  ==========

                                                                                 Three Months
                                                                                    Ended
                                                                                   03/31/02
                                                                                 (Unaudited)
                                                                                 ------------
Financial condition averages:
     Total assets                                                                  $501,820
     Earning assets                                                                 470,415
     Net loans, including loans held for sale                                       393,954
     Stockholders' equity                                                            41,556
     Deposits                                                                       417,669
     Borrowings                                                                      38,150

Average outstanding shares, including equivalents                                 1,242,286


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